Exhibit 21.1

WARRIOR MET COAL, LLC

Subsidiaries List

Name of Subsidiary	Jurisdiction of Organization
Warrior Met Coal Intermediate Holdco, LLC	Delaware
Warrior Met Coal Gas, LLC	Delaware
Warrior Met Coal TRI, LLC	Delaware
Warrior Met Coal Land, LLC	Delaware
Warrior Met Coal LA, LLC	Delaware
Warrior Met Coal Mining, LLC	Delaware
Warrior Met Coal BCE, LLC	Delaware
Warrior Met Coal WV, LLC	Delaware
Black Warrior Methane Corp.*	Alabama
Black Warrior Transmission Corp. *	Alabama

*	Represents a joint venture company of which the registrant indirectly owns 50% of the common stock.